EXHIBIT 99.1




                         Berkovits, Lago & Company, LLP
                           8211 West Broward Boulevard
                                    Suite 340
                          Ft. Lauderdale, Florida 33324




Gentlemen,



We are unable to complete the review of the financial statements of Life Energy & Technology Holdings, Inc., as of August 31, 2003 in time for the Company's Form 10-QSB to be filed timely, due to unforeseen circumstances, but expect to complete by the date of the extension.




                                            Very truly,

                                            /s/ Berkovitz, Lago & Company, LLP
                                            Berkovits, Lago & Company, LLP
                                            Ft. Lauderdale, Florida


October 15, 2003